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                                                                   Exhibit 10.6



                                  AGREEMENT


This AGREEMENT, dated and effective as of the 23rd day of September, 1997 (the "Effective Date"), is entered into by and among COMPUCREDIT corporation, a Georgia corporation ("CompuCredit"), VISIONARY SYSTEMS INC., a Georgia corporation ("VSI") and VSx Corporation, a Georgia corporation ("VSx"). VSx and VSI are sometimes collectively referred to as "Developers" and Developers and CompuCredit are sometimes collectively referred to as the "Parties." A master list of defined terms used in this Agreement is contained in Appendix A.

                                   Background

A. CompuCredit is in the business of, among other things, developing various consumer credit products and services, such as a credit card and products and services relating to the home equity loan business.

B. The Developers are in the business of, among other things, designing and developing computer software and database programs.

C. CompuCredit desires for Developers to develop a system of computer programs and databases that will, among other things, gather, store and analyze certain classes of data necessary to facilitate key marketing, risk and financial management decisions in the consumer credit and financial products industries (this system, together with all error corrections, modifications, derivative works, updates and enhancements and any documentation associated with the system shall collectively be referred to as the "System").

D. For purposes of this Agreement, the System shall be deemed to be comprised of three core components: (i) the "Brain" which will be developed by VSx on the Data Warehousing platform ("Brain Platform") and is more specifically described on Exhibit A, (ii) the "Switch" which will be developed by VSI or the Transaction Processing platform ("Switch Platform") and is more specifically described on Exhibit B, and (iii) the "Switch Criteria" which will be developed by VSI and is more specifically described on Exhibit B.

E. James A. Eckstein ("Eckstein") owns one hundred percent (100%) of the outstanding capital stock of VSI and serves as its president.

F. VSI owns one hundred percent (100%) of the outstanding capital stock of VSx and Eckstein serves as the president of VSx.

G. Prior to the Effective Date, VSI was developing the System. As of the Effective Date, VSI will continue the development of the Switch and Switch Criteria and VSx will assume responsibility for the development of the Brain.

H. One primary purpose of this Agreement is to set forth the terms and conditions under which the Developers will continue the development of the System (such development services to be referred to collectively as the "System Services") and perform certain additional mutually agreeable data processing, software design and development, consulting and miscellaneous related services for CompuCredit related to CompuCredit's business (such mutually agreeable additional services to be referred to collectively as the "Ancillary Services"). Developers' System Services and Ancillary Services are sometimes referred to collectively as the "Services".

I. The Parties currently anticipate that the Services will be performed during the three (3) years following the Effective Date.

J. Another primary purpose of this Agreement is for Developers to grant CompuCredit certain licenses to use certain technology associated with the System that one or more of the Developers will continue to own.

In consideration of the rights and benefits that they will each receive as a result of the transactions contemplated by this Agreement (the adequacy and sufficiency of which consideration the Parties acknowledge) and intending to be legally bound by this Agreement, the Parties agree as follows:

1.System Services; Ancillary Services

1.1 System Services During the System Development Period (as defined at the end of this Section 1.1), CompuCredit hereby engages (i)VSx to complete the development of the Brain, (ii) VSI to continue development of the Switch,
(iii) VSI to develop the Switch Criteria and (iv) either Developer to develop other System Deliverables (as defined in Section 3.1). The Developers agree to provide CompuCredit with all documentation and supporting materials reasonably necessary for CompuCredit to use the System Deliverables for the purposes and to the extent contemplated hereunder. The period of time from the Effective Date through the earlier to occur of (i) the "Final System Deliverable Acceptance Date" (as defined in Section 3.2) with respect to the last remaining mutually agreed System Deliverable to be provided by VSx or VSI to CompuCredit or (ii) the date this Agreement is terminated in accordance with Section 7.1(a), shall be referred to as the "System Development Period."

1.2 Ancillary Services In addition to the System Services, the Developers agree to perform the Ancillary Services at the direction of and for CompuCredit. During the term of this Agreement, VSI shall treat its obligation to perform the Ancillary Services as first in priority over any obligations it may have to any customer other than CompuCredit unless otherwise agreed by the Parties. The specific types of and details of the Ancillary Services will be mutually agreed upon by CompuCredit and the Developers at the weekly meetings discussed in Section 2.2 and at other times. The Developers' obligation to perform the Ancillary Services shall last for the duration of the "Ancillary Services Period," which shall extend throughout the System Development Period through the earlier to occur of (i) the date this Agreement is terminated in accordance with

Section 7.1(a)or(ii) until either the Developers or CompuCredit terminates the Ancillary Services Period in accordance with Section 7.1(c).

1.3  Timetable

(a) Subject to the limitations set forth in this Agreement, Developers shall commit and utilize sufficient financial and human resources to enable the Developers to meet any mutually agreed deadlines and complete any tasks associated with the Services. To the extent CompuCredit is to be responsible for any out-of-pocket costs or expenses associated with the Services, those costs or expenses must be within budgetary guidelines mutually agreed upon by CompuCredit and Developers. The Developers shall notify CompuCredit promptly of any circumstances, when and as they arise, that may reasonably be anticipated to lead to a material deviation from any mutually agreed deadlines associated with the Services.

(b) Unless (i) CompuCredit obtains access to the Source Code pursuant to
Section 1.6(f); (ii) Developers have materially breached a material obligation under this Agreement and have not cured the breach within any cure periods allowed in this Agreement and the Agreement is terminated pursuant to
Section 7.1(a)(i) or (ii); or (iii) CompuCredit exercises the Purchase Option under Section 1.8, CompuCredit will use only VSx to complete development with any components related to the Brain and the Brain Platform and will only use VSI to complete the development of the Switch Criteria. Under no circumstances shall CompuCredit use any party other than VSI to develop any component related to the Switch.

1.4 Restriction on Certain Conflicting Activities of Developers Throughout the System Development Period and the Ancillary Services Period, except with CompuCredit's prior written permission, (i) the sole business function of VSx shall be devoted to performing the Services relating to the development of the Brain and other System Deliverables for the Brain Platform and for performing Ancillary Services not performed by VSI, (ii) no Developer shall provide services to or grant licenses or rights to any third party that could reasonably be expected to impair or conflict with any one of the Developers' responsibilities hereunder, (iii) Developers shall not provide any services substantially similar to any component of the Services related to the Brain or grant any rights or licenses with respect to the technology related to the Brain similar to those granted to CompuCredit in this Agreement in either case to any person or entity engaged in any business activities that are directly in competition with CompuCredit ("CompuCredit Competitor"), (iv) VSx will not sell all or any portion of its proprietary rights to the Brain except as permitted under Section 1.8, and (v) no Developer shall take any action, directly or indirectly, alone or in conjunction with any other person or entity, that is intended to or that could reasonably be expected to adversely affect or cut off CompuCredit's Right of First Refusal set forth in
Section 1.7 or its Purchase Option set forth in Section 1.8. The obligations of Developers under this Section 1.4 shall apply to Developers, their respective officers or directors (acting in either their corporate or individual capacity), and any entity controlled by, controlling and under common control with Developers ("Developer Affiliates"). Notwithstanding anything else set forth herein, CompuCredit acknowledges that the provision of service bureau-type services by VSI to entities and persons other than CompuCredit during the term of this Agreement with respect to the Switch shall not be in violation of this Section 1.4.

1.5 Use of Third Party Consultants or Developers Without the prior written consent of CompuCredit, Developers shall not retain any third parties to furnish services or products in connection with the Services, nor shall Developers accept any such services or products; provided, however, that to the extent that CompuCredit approves retention of any such third party consultant or developer, such consultant or developer shall execute appropriate confidentiality and other documents reasonably required by CompuCredit.

1.6 Licenses

(a) VSx hereby grants CompuCredit an exclusive, perpetual license to use, copy execute, display, and reproduce (in any medium including firmware) the Brain.

(b) VSI hereby grants CompuCredit a nonexclusive license to use, copy, execute, or display Switch for internal use only.

(c) CompuCredit hereby grants VSI a nonexclusive license to use, copy, modify, execute, display, reproduce (in any medium including firmware) and prepare derivative works of the Switch Criteria but only to the extent that is necessary or appropriate to develop the System for CompuCredit as set forth in this Agreement.

(d) CompuCredit shall not be permitted under the terms of the above licenses to sell or sublicense to any unaffiliated third party any of the technology licensed to CompuCredit in Sections 1.6(a) and 1.6(b) above; provided, however, that the license rights shall extend to any entities that control CompuCredit, are controlled by CompuCredit or under common control with CompuCredit (a "CompuCredit Affiliate"); and provided, further, that the license rights may be transferred by CompuCredit to any third party that purchases all or substantially all of CompuCredit's assets or to the surviving corporation in the event of a merger between CompuCredit, subject to Sections 1.9 and 8.6. As used in this paragraph, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

(e) The license set forth in Sections 1.6(a) and 1.6(b) with respect to the Brain and Switch shall survive any termination of the System Development Period, Ancillary Services Period and this Agreement: provided, however, that
(i) such license shall only be with respect to those System Deliverables concerning the Brain and Switch that have been delivered as of the effective date of such termination, and (ii) such license shall not survive termination if the Agreement is terminated for the uncured material breach by CompuCredit of material provision of this Agreement.

(f) CompuCredit shall have the right, at any time during the term of the above licenses, in its discretion and at its expense, to require Developers to deposit the then current source code to the Brain in escrow. Such deposit into the source code escrow shall be under mutually agreed terms by the Parties and shall be paid for by CompuCredit. The source code escrow shall be maintained for as long as CompuCredit has license rights to the underlying technology, and Developers shall ensure that the escrowed source materials are updated with the then current System Deliverables as often as reasonably necessary to keep them current in a source code escrow. Access to the source code shall be permitted only under one of the following conditions:
(i)either Developer or Eckstein files for relief under the federal Bankruptcy Code, or any action is filed against either Developer or Eckstein under such Code and such action is not cured in thirty (30) days; (ii) either Developer or Eckstein enters into a general assignment for the benefit of the creditors; (iii) upon the failure of either Developer to modify a System Deliverable so that it meets the Performance Criteria (as defined in Section 3.1) pursuant to the terms set forth in Section 3.1; or (iv) upon the material breach of this Agreement by a Developer that is uncured and a subsequent termination pursuant to Section 7.1(a). The rights set forth in this Section shall terminate upon the termination of this Agreement.

1.7 Right of First Refusal Developers will not sell, transfer, divide, convey or give away all or any portion of the Brain or Switch that it owns to a third party without first giving CompuCredit a right of first refusal (the "Right of First Refusal") to acquire such items on terms and conditions substantially the same as those that would apply to the third party. VSI shall give CompuCredit Credit at least thirty (30) days to exercise its Right of First Refusal. This Right of First Refusal is effective as of the Effective Data and will expire upon the termination of this Agreement. Notwithstanding the foregoing, the Parties agree that CompuCredit shall have no Right of First Refusal in the event any portion of the Switch is transferred by VSI to a wholly-owned subsidiary of VSI pursuant to Section
8.6 hereof; provided, however, that such subsidiary shall be subject to the terms of this section with respect to any further transfers.

1.8 Purchase Option Developers hereby grant CompuCredit an option (the "Purchase Option") during the term set forth below, to acquire all of the issued and outstanding stock of VSx for a purchase price equal to $2,400,000. If CompuCredit elects to exercise its Purchase Option, CompuCredit will notify the Developers of this election and will furnish the Developers with a Stock Purchase Agreement containing terms and conditions to be negotiated and mutually agreed to by the Parties. VSI and VSx will execute the Stock Purchase Agreement upon their agreement to the terms thereof. Developers agree that during the option period set forth below and except as otherwise provided by the terms of this Agreement, no stock or shares of VSx will be transferred to any party other than CompuCredit, no change of control in VSx or VSI will occur, none of the material assets of VSI or VSx will be sold to any party other than CompuCredit, and no Developer will take any action or permit any action to be taken that is intended to, or that would likely have the effect of, defeating the Purchase Option granted to CompuCredit under this provision. This Purchase Option is effective beginning three years after the Effective Date if the Agreement has not been terminated prior to such date and will continue until twelve (12) months after the termination of this Agreement. In the event the Purchase Option is exercised, neither VSI nor Eckstein shall be further responsible for any future obligations or liabilities of VSx related to the Brain or Brain Platform hereunder (other than any obligations or liability under Sections 5.1 or 5.3) to the extent that such liability is caused by the acts or omissions of VSx prior to the exercise of the Purchase Option. Notwithstanding anything else set forth herein, the Purchase Option shall terminate immediately upon CompuCredit's material breach and subsequent termination of this Agreement pursuant to Section 7.1(a).

1.9 Processing Charges In the event of a sale of CompuCredit to a third party or a change of control of CompuCredit and the assignment of this Agreement pursuant to Section 8.6 hereof, Developers agree not to charge the purchaser or the successor entity, as the case may be, any transaction fee for use of the Switch or any other System component that is more than the lesser of $.25 per transaction or the lowest rate charged by Developers to any other party. Such rate shall be effective for one year after the assignment of this Agreement unless the Purchase Option is exercised, in which case the rate shall be effective for one year after the exercise of such Purchase Option.

2. Project Management, Meetings and Reports, Project Site

2.1 Project Management The contact person for CompuCredit shall be David Hanna, whose address, telephone and facsimile numbers are:


                            David G. Hanna
                            HBR Capital, Ltd.
                            Two Ravinia Drive
                            Atlanta, Georgia 30346
                            Telephone: (770)901-5800
                            Facsimile: (770)901-5815


and the contact person for VSI and VSx shall be Eckstein, whose address, telephone and facsimile numbers are:

                            James A. Eckstein
                            Visionary Systems, Inc.
                            164 Peachtree Way, N.W.
                            Atlanta, Georgia 30305
                            Telephone: (404)842-1607
                            Facsimile: (404)841-1024

2.2 Weekly Status Meetings and Periodic Reports During the System Development Period, except as may be waived by CompuCredit on a case-by-case basis, the Parties shall meet at least once weekly to discuss the status of the System Services and the System in general. Another purpose of these weekly meetings shall be for the Parties to make mutually agreed changes to the schedules and agenda. If CompuCredit so requests, Developers will provide it with periodic written status reports relating to the Services. Also at these weekly meetings, the parties may agree to the performance by VSx or VSI of certain Ancillary Services, as contemplated by

Section 1. After the end of the System Development Period, for the duration of the Ancillary Services Period, the Parties will meet at mutually agreeable times and locations to discuss matters related to the Ancillary Services.

2.3 Project Site During the Development Period, CompuCredit shall provide VSx and VSI, at no cost, with mutually acceptable office space in CompuCredit's data-processing facilities (the "Project Site") and access to the System for VSx and VSI in order to develop, install or service System Deliverables. VSx and VSI will not be permitted to access the System from any location other than the Project Site, except under mutually agreed upon terms. CompuCredit shall have no responsibility for compensating or providing any rights or benefits to any contractors, agents, employees or personnel of VSx or VSI other than any express obligations to Eckstein under this Agreement.

2.4 Essential Nature of Eckstein's Services The personal services of Eckstein with respect to the development of the System are deemed essential by CompuCredit, and any significant unavailability, inability or unwillingness of Eckstein, during the term of this Agreement to perform the obligations of Developers, unless beyond the reasonable control of Eckstein and despite his reasonably diligent efforts to perform, shall constitute a a material breach of this Agreement by Developers. In the event that CompuCredit exercises its Purchase Option, VSI will ensure that Eckstein makes himself available to CompuCredit for a mutually agreeable period of time, which shall in no event be less than one (1)year, to serve as a consultant to VSx at a rate $200 per working hour and VSI will ensure that Eckstein is available to VSx for this consulting work for at least forty hours per month. There will be no carry-over of unused hours in one month to another month. During the term of this Agreement, Developers will ensure that Eckstein devotes at least 90% of his working time to the Services unless otherwise agreed by the Parties.

3. System Acceptance and Follow-up Assistance

3.1 System Acceptance Test Upon the completion of a System component for the Brain Platform or the Switch Platform developed by either of the Developers in accordance with the terms hereunder (a "System Deliverable"), the Developer responsible for furnishing that System Deliverable (the "Responsible Developer") and CompuCredit shall perform a series of acceptance tests on the System Deliverable (the "Acceptance Test"), the content, form and purposes of which shall be mutually agreed by CompuCredit and the Responsible Developer, to ensure that the System Deliverable (i) performs in accordance with any design criteria or any performance criteria mutually agreed by the Responsible Developer and CompuCredit in writing ("Design Criteria"), and (ii) to the extent it is software, performs repetitively on an appropriate variety of data without failure or error (the requirements set forth in (i) and (ii) being collectively referred to as the "Performance Criteria"). If the System Deliverable does not conform to the Performance Criteria, the Responsible Developer shall modify the System Deliverable to correct the nonconformity.
The Acceptance Tests shall be repeated until the System Deliverable conforms to the Performance Criteria. The inability of the Responsible Developer to modify a System Deliverable so that it meets the Performance Criteria shall be considered a material


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breach hereunder and CompuCredit may at its option (A) terminate this
Agreement by providing Developers with written notice of termination pursuant to Section 7.1(a), or (B) if related to the Brain, CompuCredit may obtain access to the source code to modify or correct the System Deliverable itself pursuant to Section 1.6(f).

3.2 System Acceptance If and when CompuCredit is satisfied that the Acceptance Tests establish that a System Deliverable meets any agreed upon Performance Criteria or is otherwise acceptable it shall give written notice to the Responsible Developer that it is accepting the System Deliverable, and the date of such notice shall be referred to as the "Final System Deliverable Acceptance Date" and such acceptance shall be known as "Final System Deliverable Acceptance." Notwithstanding the foregoing, CompuCredit's first commercial or other business use of the System Delivery shall be deemed the "Final System Deliverable Acceptance" and the date of such first use shall be deemed the "Final System Deliverable Acceptance Date."

4. Compensation

4.1 Initial Payment CompuCredit shall pay Developers One Hundred Twenty-Five Thousand Dollars ($125,000) as follows:

                             $25,000        Within fourteen (14) business days
                                            following the Effective Date
                             $25,000        October 1,1997
                             $25,000        January 1,1998
                             $25,000        April 1,1998
                             $25,000        July 1, 1998

These payments shall be the fee for the Developers' agreement to perform the development services hereunder as well as the fee for the licenses granted by the Developers hereunder, including the exclusive license granted by VSx to CompuCredit in Section 1.6(a) hereof. By accepting the initial payment, Developers shall indicate their agreement to proceed with the Services with diligence and due care. None of the payments shall be refundable in any event unless a Developer materially breaches a material obligation under
Section 6.2 or 6.3 of this Agreement or a representation or warranty of Developers in Section 5 proves to be materially inaccurate in which case Developers shall promptly repay CompuCredit the amount paid hereunder. Notwithstanding the foregoing, Developers shall have no obligation under any term of this Agreement or otherwise to refund any payments more than nine months after such payment has been made.

4.2 Monthly Payments On or before the tenth (10th) day of each calendar month during the term of this Agreement, CompuCredit shall pay (a) VSx for time spent by VSx personnel and (b) VSI for time spent by VSI personnel at rates set forth in the table attached as Exhibit C and, if approved in advance by CompuCredit pursuant to Section 1.5, agents and contractors of VSx and VSI in performing the Services during the preceding month. Notwithstanding the foregoing,




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

CompuCredit shall not be responsible for paying for any fees that fall outside of any limitations mutually agreed upon by the Developers and CompuCredit prior to their being incurred.

4.3 Costs and Expenses CompuCredit shall reimburse the Developers for any ordinary, necessary and reasonable travel, lodging or other out-of-pocket expense reasonably incurred by the Developers solely in connection with performing the Services. CompuCredit must pre-approve any single expense of a Developer amounting to more than Five Hundred Dollars ($500) to the extent that the Developer wishes to seek reimbursement for such amounts. The Developers shall provide CompuCredit with reasonable documentation to support and verify any expenses submitted for reimbursement pursuant to this Section 4.3.

5. Representations, Warranties and Indemnities

5.1 Representations and Warranties of Developer Developers jointly and severally represent and warrant to CompuCredit that:

(a) Each System Deliverable and all work product generated by Developers in connection with the Services, including all material, works, writing, ideas or dialogue written, submitted or interpolated in and for the System Deliverable or the Services, will be the Responsible Developer's original work or will be work acquired and owned by the Responsible Developer immediately prior to its transfer and assignment to CompuCredit under this Agreement (except for material in the public domain), and shall have not been copied in whole or in part from any other work. No System Deliverable shall infringe upon or violate any patent, copyright, trademark, trade secret or other intellectual property or other proprietary right of any third party.

(b) Developers' performance of their respective obligations under this Agreement will not trigger or constitute a breach of any legal or contractual obligation of any one or more of the Developers.

(c) Developers are fully authorized to enter into and fully perform their obligations under this Agreement.

(d) The System Deliverables shall operate in accordance with any Performance Criteria one (1) year after the Final System Deliverable Acceptance Date. If CompuCredit reasonably determines that the System Deliverable fails to meet such Performance Criteria during the one year period, then the Responsible Developer shall use commercially reasonable efforts, at its own expense, to correct the performance deficiency within fifteen (15) business days of being notified by CompuCredit of the problems. Notwithstanding anything to the contrary in this Section 5.1(d), however, the Developers may require CompuCredit to bear the costs associated with correcting errors in a System Deliverable while the System Deliverable is in an "alpha" or "beta" stage of development prior to Final System Deliverable Acceptance.

(e) Each System Deliverable containing or constituting software and any additional software generated as a result of the Services shall be designed to be used prior to, during and after the

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


beginning of the calendar year 2000 A.D. and the System Deliverable and such software will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century.

(f) Developers will comply with all policies, procedures and regulations required by third party data providers including, but not limited to, credit bureaus.

(g) THE LIMITED WARRANTIES STATED ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES GIVEN BY THE DEVELOPERS IN CONNECTION WITH THE SERVICES AND SYSTEM DELIVERABLES PROVIDED UNDER THIS AGREEMENT, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. DEVELOPERS DO NOT REPRESENT, WARRANT OR GUARANTEE SUCCESS IN THE DEVELOPMENT EFFORT TO CREATE THE SYSTEM.

(h) Any claims made under this Section 5.1 shall be made within three (3) years after the termination of this Agreement.

5.2 Representations and Warranties of CompuCredit CompuCredit represents and warrants to the Developers that:

(a) CompuCredit owns or has acquired rights to all proprietary interests in the Switch Criteria necessary to grant the intellectual property rights set forth in this Agreement.

(b) CompuCredit's performance of its obligations under this Agreement will not trigger or constitute a breach of any legal or contractual obligation of CompuCredit.

(c) CompuCredit is fully authorized to enter into and fully perform its obligations under this Agreement.

(d) CompuCredit has purchased or licensed all the necessary third party computer hardware and software which may be required to develop and operate the System and the Developers have the right to use such third party hardware and software to which Developers will be given access hereunder.

(e) Any claims made under this Section 5.2 shall be made within three (3) years after the termination of this Agreement.

5.3 Indemnifications

(a) Developers shall jointly and severally (i) indemnify and hold harmless CompuCredit, its officers, directors and CompuCredit Affiliates (collectively, the "CompuCredit Parties") from and against any liability, cost, loss or expense of any kind (including but not limited to attorneys


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


fees and court costs), and (ii) defend, through use of legal counsel chosen by Developers, any suit or proceeding against a CompuCredit Party, in the case of both (i) and (ii) arising out of or based on any claim, demand or action alleging that a System Deliverable or any other product or service provided by a Developer to CompuCredit under this Agreement infringes any copyright, patent, trademark, trade secret or other intellectual property or other proprietary right of any third party (a "Third Party IP Right"). Developers shall have no obligations hereunder to the extent that such claim, demand or action arises from or occurs as a result of (i) the use of the System Deliverable in combination with unapproved items unless the Developers specifically recommended them as a combination or under the circumstances Developers could reasonably be expected to have contemplated that CompuCredit would use the System Deliverable in connection with such items, or (ii) the failure of CompuCredit to implement changes, replacements, or new releases recommended by Developer(s) and made available to CompuCredit at no cost or nominal cost, where such claim, demand or action would have been avoided by such changes, replacements or new releases. Notwithstanding the foregoing, Developers shall not have any liability under this section or otherwise to CompuCredit for any liability, cost, loss or expense of any kind arising out of or based on any actual or alleged violation of the Fair Credit and Reporting Act ("FCRA").

(b) In the event that a System Deliverable or any other product or service provided by a Developer to CompuCredit hereunder is held in any such suit or proceeding to infringe a Third Party IP Right, or if any Developer believes that there is a reasonable basis for such an infringement claim to be asserted or that a System Deliverable or any such other product or service is infringing, then Developers, at their expense, shall take one of the following remedial actions (the choice of which action Developers should take shall be made mutually by the Parties): (i) procure for CompuCredit the right to continue using the allegedly infringing item or service; or (ii) replace the allegedly infringing item or service with one that is not infringing, that is the functional equivalent of the replaced item and that meets any applicable Performance Criteria. If neither of the foregoing options is reasonably available, CompuCredit agrees to cease all use of such infringing or potentially infringing System Deliverables.

(c) Developers shall jointly and severally (i) indemnify and hold harmless the CompuCredit Parties from and against any liability, cost, loss or expense of any kind (including but not limited to attorneys fees and court costs), and
(ii) defend, through use of legal counsel chosen by Developers, any suit or proceeding against a CompuCredit Party, in the case of both (i) and (ii), arising out of or based on any material inaccuracy in any representation or warranty of Developers in this Agreement or any material breach by any Developer of any of its obligations under this Agreement.

(d) CompuCredit shall (i) indemnify and hold harmless the Developers, their officers, directors and affiliated entities (collectively, the "Developer Parties") from and against any liability, cost, loss or expense of any kind (including but not limited to attorneys fees and court costs), and (ii) defend, through use of legal counsel chosen by CompuCredit, any suit or proceeding against a Developer Party, in the case of both (i) and (ii) arising out of or based on any claim, demand or action alleging any violation of or otherwise relating to the FCRA.

(e) CompuCredit shall (i) indemnify and hold harmless the Developer
Parties from and against any liability, cost, loss or expense of any kind (including but not limited to attorneys fees and court costs), and (ii) defend, through the use of legal counsel chosen by CompuCredit any suit or proceeding against a Developer Party, in the case of both (i) and (ii), arising out of or based on any material inaccuracy in any representation or warranty of CompuCredit in this Agreement or any material breach by CompuCredit of any of its obligations under this Agreement.

(f) The indemnification obligations set forth herein shall survive for one year after the termination of this Agreement.

5.4 Limitation of Liability

UNDER NO CIRCUMSTANCES SHALL ANY PARTY BE RESPONSIBLE TO ANY OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ACTS OR OMISSIONS ASSOCIATED THEREWITH OR RELATING TO THE SERVICES OR SYSTEM DELIVERABLES, WHETHER SUCH CLAIM IS BASED ON BREACH OF WARRANTY, CONTRACT, TORT OR OTHER LEGAL THEORY AND REGARDLESS OF THE CAUSES OF SUCH LOSS OR DAMAGES OR WHETHER ANY OTHER REMEDY PROVIDED HEREIN FAILS, NOR SHALL A PARTY'S TOTAL LIABILITY EXCEED AN AMOUNT EQUAL TO THE TOTAL AMOUNT PAID BY COMPUCREDIT TO DEVELOPERS PURSUANT TO SECTION 4.2 OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION 5.4 SHALL NOT APPLY TO A PARTY'S INDEMNIFICATION OBLIGATIONS UNDER SECTION 5.3(a) OR SECTION 5.3(d).

6. Ownership and Proprietary Rights; Limited License Back

6.1 Ownership

(a) For purposes of this Agreement "Intellectual Property" (whether such term is capitalized or used in lower case letters) shall mean collectively (i) copyrights, copyright registrations or applications, trademarks (and the goodwill associated therewith), trademark registrations or applications (and the goodwill associated therewith), moral rights, and any other rights to any form or medium of expression, (ii) Trade Secrets (as defined in Section 6.2(b)), privacy rights, and any other protection for confidential information or ideas, (iii) patents, patent registrations and patent applications, (iv) any items, information or theories which are protectable or registrable under any of the copyright, trademark, patent, Trade Secret, confidentiality or other similar laws, and (v) any other similar rights or interests, recognized by applicable law.

(b) Subject to all rights granted or applicable to the Developers in this Agreement, the Parties acknowledge and agree that all Intellectual Property associated with the Switch Criteria is currently owned and shall continue to be owned by CompuCredit.

(c) Subject to all rights granted or applicable to CompuCredit in this Agreement, the Parties acknowledge and agree that (i) VSI shall own all Intellectual Property associated with the Switch and other System Deliverables related to the Switch Platform developed and/or provided hereunder, and (ii) VSx shall own all Intellectual Property associated with the Brain and other System Deliverables related to the Brain Platform developed and/or provided hereunder.

(d) To the extent that the Developers do not own the Intellectual Property as set forth in paragraph (c) above, then (i) if one Developer owns any Intellectual Property rights in and with respect to the Intellectual Property the other Developer claims to own, then the Developers hereby agree that they will immediately take any action necessary to consolidate ownership of all Intellectual Property rights in the Developer so that the claim set forth in paragraph (c) is correct, and until such consolidation of ownership occurs, the licenses granted in Section 1.6 shall be deemed to be made by all Developers having an ownership interest in the Brain, Switch, or other Intellectual Property, as the case may be; and (ii) if CompuCredit owns any Intellectual Property rights in and with respect to the Intellectual Property the Developers claim to own, then CompuCredit hereby agrees to immediately take any action necessary to transfer ownership of all Intellectual Property rights in the proper Developer so that the claim set forth in paragraph (c) is correct.

6.2 Non-Disclosure Covenant

(a) Each Party acknowledges that it may be exposed to certain "Confidential Information" and "Trade Secrets" (both as defined in paragraph (b) of this Section 6.2) of the other Parties during the term of this Agreement, and that its unauthorized use or disclosure of such information or data could cause immediate and irreparable harm to the Party whose information is misused or disclosed. Accordingly, except to the extent that it is necessary to use such information or data to perform its express obligations under this Agreement, no Party shall (and each Party shall take diligent measures to ensure that none of its employees, other personnel or affiliates shall), without the express prior written consent of the other Party, disclose or divulge or use, modify or copy, directly or indirectly, in any way for any person or entity:
(a) any of another Party's Confidential Information during the term of this Agreement and for a period of three (3) years after the later to end of the System Development Period or the Ancillary Services Period; and (b) any of another Party's Trade Secrets at any time during which such information shall constitute a Trade Secret.

(b) For purposes of this Agreement, "Confidential Information" means valuable and proprietary non-public business information or data other than Trade Secrets and "Trade Secret" means information (including, but not limited to, confidential business information, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, lists of actual or potential customers or suppliers) of or about a Party that: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain irs secrecy. Each Party agrees to use reasonable efforts to identify any information disclosed to the other as Confidential Information or Trade Secrets; provided, however, that failure to do so shall not eliminate or lessen the other Party's responsibilities or obligations hereunder.

6.3 Non-Interference Covenant

(a) Developers agree that for a period of twelve (12) months after the end of this Agreement, no Developer will (i) solicit any person or entity that was a client or customer or actively sought prospective client or customer of CompuCredit during the twelve months prior to the end of the Agreement (a "CompuCredit Customer") for the purposes of providing the CompuCredit Customer or having the CompuCredit Customer provided with services or products substantially similar to those offered by CompuCredit to such CompuCredit Customer, or (ii) solicit any employee, contractor or other personnel of CompuCredit to terminate a contractual relationship with CompuCredit or sever an affiliation with CompuCredit Credit in order to affiliate with a CompuCredit Competitor.

(b) CompuCredit agrees that for a period of twelve (12) months after the end of this Agreement, it will not (i) solicit any person or entity that was a client or customer or actively sought prospective client or customer of either Developer during the twelve months prior to the end of the Agreement
(a "Developer Customer") for the purposes of providing the Developer Customer or having the Developer Customer provided with services or products substantially similar to those offered by the Developer to such Developer Customer, or (ii) solicit any employee, contractor or other personnel of Developer to terminate a contractual relationship with Developer or to sever an affiliation with Developer in order to affiliate with any CompuCredit Party.

7. Termination

7.1 Termination

(a) Except with respect to the Surviving Provisions (as described in subsection (d) of this Section 7.1), this Agreement shall terminate on the date three (3) years after the Effective Date ("Initial Term") unless either the System Services or Ancillary Services are continued after such three (3) year period pursuant to paragraphs (b) or (c) below in which case the Agreement shall terminate upon the termination of the later of the termination of the System Services and Ancillary Services. Notwithstanding the foregoing, this Agreement shall terminate early upon the occurrence of the following (with VSI and VSx being deemed a single Party for purposes of (i) and (ii) below):

     (i) in the event that the other Party materially breaches any of its obligations under this Agreement in which case the Agreement shall terminate upon thirty (30) business days written notice and a failure to cure such breach during such thirty (30) business days;

     (ii) in the event of a breach by the other Party of its obligations under Section 1.4, 6.2, or 63, in which case the Agreement shall terminate immediately upon notice to the other party; and

     (iii) CompuCredit may terminate the Agreement for any reason by providing Developers with at least ninety (90) days prior written notice; provided, however, that CompuCredit shall not be entitled to a refund of any monies paid hereunder in this case.

(b) After the Initial Term, CompuCredit may elect by written notice to Developers to extend the System Development Period on a month-to-month basis following the end of the Initial Term, during which extension periods CompuCredit shall continue paying Developers monthly fees pursuant to EXHIBIT C.

(c) After the Initial Term, the Ancillary Services shall continue from month to month and CompuCredit shall continue paying Developers monthly fees pursuant to EXHIBIT C, unless either the Developers or CompuCredit terminate the Ancillary Services Period, with such termination shall be effective sixty
(60) days after delivery of written notice of such termination by the terminating Party(ies) to the other Party(ies).

(d) Upon any termination of this Agreement, CompuCredit shall promptly return all property of the Developers to the Developers, including but not limited to any Confidential Information and Trade Secrets; and Developers shall promptly return all such property of CompuCredit to CompuCredit. In addition, VSI shall promptly deliver to CompuCredit all work in process relating to the Switch Criteria.

(e) Notwithstanding anything to the contrary in this Agreement, the following provisions of this Agreement shall survive the termination of this Agreement:
Sections 1.6 (other than 1.6(f); 1.8; 1.9; 2.4; 4.1; 5.1 (with survival to be limited to a period of three years after termination of the Agreement); 5.3; 5.4; 6.7; and 8 and the Guaranty and Joinder of Eckstein set forth as Attachment A.

8. Miscellaneous

8.1 Severability If any provision in this Agreement or any application of those provisions is found invalid, illegal or unenforceable in any respect, then the validity, legality and enforceability of the remaining provisions in this Agreement and any other applications of such provisions and the remaining provisions will not in any way be affected or impaired by such invalidity, illegality or unenforceability.

8.2 Choice of Law, Interpretation The validity, construction, and enforcement of this agreement, and the determination of the rights and duties of the parties, will be governed by the laws of the State of Georgia (exclusive of any choice of law or other provision that would result in the application of the laws of any other jurisdiction).

8.3 Notices All notices and other communications required or permitted under this Agreement will be in writing (including a facsimile) and will be deemed given when either delivered personally, via facsimile, or five days after being deposited in the United States mail, postage prepaid and addressed as set forth in Section 2.1, or to such other address as each Party may designate in writing to the address set forth on the signature page or any succession address specified by such party to the other Parties in accordance herewith.

8.4 Amendments and Waiver No amendment, change, or modification of this Agreement or any of the terms, conditions or provisions hereof, and no waiver of a right, remedy, privilege or power, or discharge of an obligation or liability, conferred upon, vested in, or imposed upon any Party under or pursuant to this Agreement, and no consent to any act or omission pertaining hereto will be effective unless embodied in a written instrument signed by both Parties. No failure to exercise and no delay in exercising any right, remedy, privilege, or power under or pursuant to this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, remedy, privilege, or power provided for under or pursuant to this Agreement by either party hereto preclude or limit such party from any other or further exercise thereof or from pursuing any other right, remedy, privilege, or power available to this Agreement, at law, in equity or otherwise.

8.5 Relationship Between Parties The Parties acknowledge that Developers will perform their obligations hereunder as independent contractors and not as joint venturers or partners of in any other capacity inconsistent with an independent contractor capacity. Developers' employees and agents, if any, are not CompuCredit's employees or agents, and will have no authority to bind CompuCredit by contract or otherwise. Nothing contained herein will be construed as creating any agency, partnership, joint venture or other form of joint enterprise among the Parties.

8.6 Assignment This Agreement may not be assigned, in whole or part, by any Party without the prior written consent of the other Parties, and any approved assignee must agree in writing to be bound by the terms of this Agreement. Notwithstanding the foregoing, CompuCredit cannot unreasonably withhold consent if VSI wishes to assign its rights under this Agreement to a wholly-owned subsidiary of VSI in connection with a transfer of all property (including all Intellectual Property) associated with the Switch to such subsidiary assuming the subsidiary of VSI assumes all rights and obligations of VSI hereunder.

8.7 Entire Agreement This Agreement, together with any and all Exhibits and other attachments attached to or associated with this Agreement, including but not limited to the Joinder and Guaranty of Eckstein attached hereto (each of which is hereby incorporated by reference into the body of this Agreement), constitutes the entire agreement among the Parties with respect to the subject matter hereof, and supercedes any prior statement or writing not a part of this Agreement or otherwise referenced in this Agreement, and no Party will be bound by any prior or contemporaneous representation, statement, promise, warranty, covenant, or agreement pertaining thereto unless set forth or referred to in this Agreement.

8.8 Force Majeure. No Party shall be in default by reason of any failure in performance, if such failure arises solely from causes beyond any reasonable control of the Party (notwithstanding the Party's taking diligent steps to avoid the forces causing the failure to perform and to mitigate the adverse consequences to the other Party(ies) of such forces), including without limitation acts of God, natural disasters, strikes, freight embargoes, a failure of CompuCredit's computer systems (as to the Developers only) or another Party's untimely, inaccurate or inadequate performance of its obligations hereunder.


COMPUCREDIT, Corporation               VISIONARY SYSTEMS INC.


By: /s/David G. Hanna                  By: /s/James A. Eckstein
   -----------------------------          -----------------------------
Printed Name: David G. Hanna           Printed Name: James A. Eckstein
             -------------------                    -------------------
Its: President                         Its: President
    ----------------------------           ----------------------------
Title                                  Title



VSx, Corporation


By: /s/ James A. Eckstein
   -----------------------------
Printed Name: James A. Eckstein
             -------------------
Its: President
    ----------------------------
Title

                                ATTACHMENT A


                            JOINDER AND GUARANTY

     The undersigned, James A. Eckstein ("Eckstein"), hereby guarantees the full and complete performance by each Developer of the Developer's obligations under Sections 1.4, 2.4, 6.2, and 6.3(a) of this Agreement, provided, however, that Eckstein shall only be responsible for the Developer's material and intentional breach under Sections 1.4, 6.2; and 6.3(a) of the Agreement. Eckstein's obligations hereunder shall be limited to the total amount paid by CompuCredit to Developers under Section 4.2 of the Agreement between CompuCredit Corporation; Visionary Systems, Inc. and VSx Corporation dated the 23rd day of September, 1997 ("Agreement") less any amounts received by CompuCredit from the Developers for such breach. This Joiner and Guaranty shall terminate upon the termination of all obligations owed by Developers to CompuCredit under Sections 1.4, 6.2 and 6.3 of the Agreement. Eckstein agrees that this Joiner and Guaranty shall be incorporated by reference into the Agreement.


/s/ James A. Eckstein
---------------------------
JAMES ECKSTEIN

                                 APPENDIX A

                               DEFINED TERMS


  Term                                             Section
 ------                                           ---------

Acceptance Tests                                  3.1
Ancillary Services Period                         1.2
Ancillary Services                                Background
Brain                                             Background
Company Competitor                                1.4
CompuCredit                                       Preamble
CompuCredit Affiliate                             1.6(c)
CompuCredit Customer                              6.3
CompuCredit Parties                               5.3(a)
Confidential Information                          6.2(a)
Developer Affiliates                              1.4
Developers                                        Preamble
Eckstein                                          Preamble
Effective Date                                    Preamble
Final System Deliverable Acceptance Date          3.2
Final System Deliverable Acceptance               3.2
Initial Development Period                        7.1
Intellectual Property                             6.1
Licensed Technology                               1.6(c)
Parties                                           Preamble
Project Site                                      2.3
Purchase Option                                   1.8
Responsible Developer                             3.1
Right of First Refusal                            1.7
Services                                          Background
Switch                                            Background
System                                            Background
System Deliverable                                3.1
System Deliverable Period                         1.1
System Services                                   Background
Third Party IP Rights                             5.3(a)
Trade Secrets                                     6.2(a)
VSI                                               Preamble
VSx                                               Preamble

                                   Exhibit A


The Brain
-------------------------------------------------------------------------------

    Refer to the following diagram when reviewing the functional descriptions below:




          [This chart places The Brain in the center and the following boxes surrounding it: Web Interface Components: Response Web; Data Warehouse 1; Analysts Workstation; and Data Warehouse 2. These boxes are described in the text below.]




ResponseWeb
-------------------------------------------------------------------------------

    The ResponseWeb is a custom developed intranet application used to analyze characteristics of those consumers responding to a credit card offer. The ResponseWeb data model contains attributes from each of the following sources:

         Pre-Screen Credit Bureau File

         Solicitation file

         Telemarketing Response Data

         Mailing Response Data

         TSYS Master File

         FICO Triad Feed

         Transaction Data

      The ResponseWeb is primarily a reporting system used by managers and analysts to provide input to the development of a response model. A response model predicts the likelihood of response from any solicitation prospect. By analyzing the information within the ResponseWeb database, analysts can determine which if any attributes of the pre-screen file are predictive of response. If attributes are found to be predictive a model is developed to eliminate from future mailings candidates not likely to respond, thereby reducing marketing costs. In addition predictive attributes can be added to a criteria allowing for selection of prospects who appear likely to respond.

      As currently designed ResponseWeb does not generate an executable model rather it's intention is to generate specifications from which an executable model can be developed.

AccountWeb

      The AccountWeb acts as the central repository of all master file attributes in The Brain. Attributes come from the following sources:

         Prospect Files

         Pre-Screen Credit Bureau File

         Solicitation file

         Response Data

         New Account File

         Transaction data (VISA)

         Master File Transaction Data

         Demographic attributes (Polk and Donnelly)

         Existing non-Portfolio rejects

      The AccountWeb maintains a common data model all attributes are normalized prior to import. This reduces duplicated and redundant data and brings data integrity to the database.

      In addition to being a central repository for portfolio information, the AccountWeb will also be used to further enhance risk model development activities as well as support effective marketing and cross-selling of affinity programs.

Analysts Workstation

      The Analysts Workstation provides the analyst access to the Data Warehouse's through both custom developed applications (such as ResponseWeb) as well as a set of client/server based

     OLAP (On-Line Analytical Processing) tools such as SAS and MS Excel. Its key role will be to facilitate the job of the model development staff.

     The Loader within the Analysts Workstation will allow the model development staff to download subsets of the Information Warehouse for more efficient analysis efforts.

     A groupware tool will also be available to the model development staff through the Analysts Workstation. Collaboration is critical to successful model building. This groupware tool will provide analysts an easy to use interface to keep notes, track progress, and share results with each other. As envisioned this tool will provide a history of all of the efforts of the model development group becoming effectively a group journal.
     Such a history reduces the risk of loss of intellectual property in the event of the loss of key group resources.

FinancialWeb
___________________________________________________________________________

     Accessible, detailed and up to date financial results are required by card issuers to track the financial success of their portfolio. The concept of the FinancialWeb is both to provide card issuers with this information as well as to allow the credit grantors financial staff to forecast success or failure of alternative pricing/expense allocation strategies.

CollectionWeb
___________________________________________________________________________

     The CollectionWeb is a custom developed intranet application used to analyze the collectability of a set of accounts. The CollectionWeb data model contains attributes from the operational collections system of the credit grantor. Collection departments can be more efficient by pinpointing characteristics of a portfolio customer which are indicative of their likelihood to pay. Segmenting and rank ordering the populations by these characteristics reduces effort and increases return for the department.

Data Warehouse 1
___________________________________________________________________________

     The underlying database schema used to support analysis of existing accounts and solicitation data. Data elements for this warehouse come from a combination of those elements in the application Web's described above.

Data Warehouse 2
___________________________________________________________________________

     The underlying database schema used to support any prospecting efforts. Data elements for this warehouse come from a combination of those elements in the application Web's described above.

                  DESCRIPTION OF GRAPHIC MATERIALS FOR EXHIBITS
                  ---------------------------------------------

                                  Exhibit B
                                  ---------

THE SWITCH
----------

     The Switch is a tool used by credit grantors to provide them with real-time access to credit information. VSI will maintain ownership to all of the items shown in squares. Each customer maintains ownership of the items represented by circles. Figure 1 below depicts the functional components of the Switch as visualized today.

     [The figure depicted on this page contains the following Functional Component Labels of the Switch within squares: Other Source Access, Credit Bureau Access, Input Request Processing, Application Manager, Criteria Processing, Internal Database Access, External Database Access, Response Formatting and Output Response Processing.

     The following Functional Component Labels of the Switch are contained within circles: Proprietary Criteria and Proprietary Model. These components are described in the text below.]

     INPUT REQUEST PROCESSING
     --------------------------------------------------------------------------
            All aspects of accepting a request from a customer are covered here. This functionality accepts the message and/or reads an input file, and formats it for processing throughout the rest of the system.

     APPLICATION MANAGER
     --------------------------------------------------------------------------

            This functionality controls the flow of the input request and output response as they travel through the system.

     OTHER SOURCE ACCESS
     --------------------------------------------------------------------------

            This functionality allows for on-line sources other than credit bureaus to be accessed by the system.

     CREDIT BUREAU ACCESS
     --------------------------------------------------------------------------

            This functionality manages all aspects of the interface to the three major credit.

     INTERNAL DATABASE ACCESS
     --------------------------------------------------------------------------

            Customers have the option of loading a database of information for the switch to access during processing. This information is often used to support custom criteria and custom modeling.

     EXTERNAL DATABASE ACCESS
     --------------------------------------------------------------------------

            Customers also have the option of having the Switch read directly from an existing database they maintain. This information is often used to support custom criteria and custom modeling.

     CRITERIA PROCESSING
     --------------------------------------------------------------------------

            This functionality supports the use of custom proprietary criteria's developed for the customer to run on the Switch.

     PROPRIETARY CRITERIA
     --------------------------------------------------------------------------

            This is the customers proprietary criteria. VSI will code this criteria specifically for each customer as part of the setup process. Ownership of this code rests with the customer.

     PROPRIETARY MODEL
     --------------------------------------------------------------------------

            This is the customers proprietary custom model. VSI will code this model specifically for each customer as part of the setup process. Ownership of this code rests with the customer.

     RESPONSE FORMATTING
     --------------------------------------------------------------------------

            This functionality formats the response for return to the source.

     OUTPUT RESPONSE PROCESSING
     --------------------------------------------------------------------------

            This functionality sends the appropriate response to the source. Often the response may need to be returned to more than one location, via more than one mechanism (e.g. in addition to an-immediate response from the system the customer may request a tape of all transactions processed to be sent at a later time).

                                  Exhibit C
                                  ---------

Rates
-------------------------------------------------------------------------------

                             Development Rates
                             -----------------

Employee Annual Salary       Hrly. Rate to Charge        Type of Employee
----------------------       --------------------        ----------------
       20,000                     $ 18.23                     Junior
       30,000                     $ 27.34                     Junior
       40,000                     $ 36.46                     Junior
       50,000                     $ 45.57                  Intermediate
       60,000                     $ 54.69                  Intermediate
       70,000                     $ 63.80                  Intermediate
       80,000                     $ 72.92                  Intermediate
       90,000                     $ 82.03                  Intermediate
      100,000                     $ 91.15                     Senior
      110,000                     $100.26                     Senior
      120,000                     $109.38                     Senior
      130,000                     $118.49                     Senior
      140,000                     $127.60                     Senior
      150,000                     $136.72                     Senior


                           Operations/Support Rates
                           ------------------------


Employee Annual Salary       Hrly. Rate to Charge        Type of Employee
----------------------       --------------------        ----------------
       20,000                     $ 15.63                     Junior
       30,000                     $ 23.44                     Junior
       40,000                     $ 31.25                     Junior
       50,000                     $ 39.06                  Intermediate
       60,000                     $ 46.88                  Intermediate
       70,000                     $ 54.69                  Intermediate
       80,000                     $ 62.50                  Intermediate
       90,000                     $ 70.31                  Intermediate
      100,000                     $ 78.13                     Senior
      110,000                     $ 85.94                     Senior
      120,000                     $ 93.75                     Senior
      130,000                     $101.56                     Senior
      140,000                     $109.38                     Senior
      150,000                     $117.19                     Senior